UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 4, 2016

LEGG MASON, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 410 539-0000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously disclosed, Legg Mason, Inc. (the “Company”) intends to incur additional debt to finance the previously announced acquisitions of Clarion Partners and EnTrust Capital (collectively, the “Acquisitions”). The Company currently intends to raise approximately $1.2 billion aggregate principal amount of additional debt, as compared to the $1.4 billion aggregate principal amount previously announced. It is expected that such debt will be raised through a variety of sources, including issuances of junior debt securities, senior debt securities (including foreign debt securities) and/or the incurrence of indebtedness under the Company’s revolving credit facility or one or more term loans. The proceeds from these financings would be used, among other uses, to finance the purchase prices for the Acquisitions and to pay related fees and expenses. Following these financing transactions, the Company intends to focus on de-levering over time. Additionally, the Company currently expects to resume repurchasing its common stock once a reasonable amount of the financing for the Acquisitions is in place at a rate of $90 million per quarter, retroactive to February 1, 2016.

The information furnished under this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC. (Registrant)

Date: March 4, 2016	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel